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Exhibit 23.1


We have issued our report, dated February 2, 2001, accompanying the consolidated financial statements of Vestin Group, Inc. and subsidiaries appearing in the 2000 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-KSB/A for the year ended December 31, 2000 which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP


Reno, Nevada
December 19, 2001